Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports a 24% Year-over-Year Revenue Decline in the Third Quarter of 2023

Challenging Economic Conditions Impacted Both Business Segments during the Quarter

PITTSBURGH, PA – November 1, 2023 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights:

•	Total consolidated revenues declined by 24% to $47.8 million, compared to revenues of $63.1 million in the third quarter of 2022;

•

The Company’s Data and Analytics Services segment reported revenues of $8.0 million, compared to $10.1 million in the third quarter of 2022, as existing clients curtailed spending in 2023 and third quarter bookings were short of our expectations;

•

The IT Staffing Services segment achieved revenues of $39.8 million, compared to $53.1 million in the third quarter of 2022, with a decrease in billable consultants during the quarter, albeit at a slower rate than what we experienced in the previous two quarters;

•	GAAP diluted earnings per share was $0.01 in the third quarter of 2023 versus $0.20 in the third quarter of 2022;

•	Non-GAAP diluted earnings per share was $0.11 in the third quarter of 2023 versus $0.33 in the third quarter of 2022; and

•	On September 30, 2023, the Company had no bank debt and held $15.9 million of cash balances on hand.

Third Quarter Results:

Revenues for the third quarter of 2023 totaled $47.8 million, compared to $63.1 million during the corresponding quarter of 2022. Gross profits in the third quarter of 2023 were $12.6 million, compared to $16.3 million in the same quarter of 2022. GAAP net income for the third quarter of 2023 totaled $125,000 or $0.01 per diluted share, compared to $2.4 million net income, or $0.20 per diluted share, during the same period of 2022. Non-GAAP net income for the third quarter of 2023 was $1.3 million, or $0.11 per diluted share, compared to $4.0 million, or $0.33 per diluted share, in the third quarter of 2022.

While activity levels at the Company’s Data and Analytics Services segment remained elevated in the third quarter of 2023, project award delays resulted in a disappointing bookings performance. Continued spending reductions on several existing projects, coupled with the lower bookings, resulted in a sequential decline in revenues. Demand for the Company’s IT Staffing Services segment, which is largely linked to U.S. economic conditions, also declined during the quarter, as clients continue to respond to uncertainties in the domestic economy. This pullback in demand was less pronounced than in the previous two quarters, but still had an impact on our third quarter revenue results.

Vivek Gupta, the Company’s President and Chief Executive Officer, stated: “The prevalent uncertain economic conditions have continued to impact clients’ spending dynamics during the third quarter of 2023. As a result, both of our business segments experienced revenue declines during this period. We are continuing to aggressively pursue measures to reduce our operating cost structure as a mitigating action. We believe that our businesses remain fundamentally sound, and that our balance sheet and liquidity position continue to be solid.”

Michael Fleishman, the Chief Executive Officer of the Company’s Data and Analytics Services segment, stated: “While project assignment delays had a significant impact on our third quarter bookings, we continue to feel confident about our ability to win our share of these delayed opportunities. Our 2023 transformation is progressing well from a Master Data Management services supplier to a Data Modernization services supplier, and we are seeing expanded type of assignments in our bookings during 2023. I am also encouraged to see that our overall pipeline of opportunities continues to strengthen, which we believe is a positive indicator for the coming quarters.”

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated: “On September 30, 2023, we had $15.9 million of cash balances on hand, no bank debt, and borrowing availability of approximately $25 million under our revolving credit facility. Our Days Sales Outstanding (DSO) measurement improved by one day during the quarter to 55 days on September 30, 2023.”

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA, with offices across the U.S., Canada, Europe, and India.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT, our July 2017 acquisition of the services division of InfoTrellis, Inc. and our October 2020 acquisition of AmberLeaf Partners. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expenses related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Settlement reserve on employment-related claim, net of recoveries: In the second quarter of 2023, we recognized a pre-tax reserve of $3.1 million related to an employment claim asserted by a former employee who alleged various employment-related claims against the Company, including a claim of wrongful termination. During the third quarter, we settled this claim for an amount that was consistent with our prior estimate and, accordingly, we did not record any additional expense related to this claim during the third quarter of 2023. We have excluded this reserve in our non-GAAP financial measures because we believe it is not indicative of our ongoing operating performance, and the exclusion allows investors to make a more meaningful comparison between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Severance charges: From time to time, we incur severance expenses related to the termination by the Company of leadership and other key personnel. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Cyber-security breach: In July 2022, we experienced a cyber-security breach of a single employee email, which resulted in damages and the incurrence of expenses related to the engagement of cyber-security experts to assist with containment and compliance action steps associated with appropriate closure of incident. While there are no guarantees that other security breaches will not occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses is useful for investors to understand the effects of these items on our total operating expenses and facilitates comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of and statements regarding the Company’s ability to generate revenues, earnings, and cash flow, and statements regarding the Company’s share repurchase program. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecasted in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for the Company’s services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, the extent to which the Company’s business is adversely affected by the impacts of the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19 and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2022.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$15,881	$7,057
Accounts receivable, net	32,278	42,322
Insurance recovery	2,200	—
Prepaid and other current assets	5,859	3,795

Total current assets	56,218	53,174

Equipment, enterprise software and leasehold improvements, net	2,009	2,665
Operating lease right-of-use assets	4,418	3,886
Deferred financing costs, net	238	293
Non-current deposits	456	578
Goodwill, net of impairment	32,510	32,510
Intangible assets, net of amortization	13,694	15,773

Total assets	$109,543	$108,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$1,100
Current portion of operating lease liability	1,318	1,504
Accounts payable	4,842	4,475
Accrued payroll and related costs	12,270	11,085
Other accrued liabilities	1,274	1,393

Total current liabilities	19,704	19,557

Long-term liabilities:
Long-term operating lease liability, less current portion	3,054	2,294
Long-term accrued income taxes	69	105
Deferred income taxes	516	920

Total liabilities	23,343	22,876

Shareholders’ equity:
Common stock, par value $0.01 per share	133	133
Additional paid-in capital	34,710	32,059
Retained earnings	57,766	59,553
Accumulated other comprehensive (loss)	(1,650)	(1,555)
Treasury stock, at cost	(4,759)	(4,187)

Total shareholders’ equity	86,200	86,003

Total liabilities and shareholders’ equity	$109,543	$108,879

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2023	2022	2023	2022
Revenues	$47,779	$63,150	$155,046	$185,022
Cost of revenues	35,213	46,863	115,354	136,057

Gross profit	12,566	16,287	39,692	48,965
Selling, general and administrative expenses:
Operating expenses	12,615	12,930	38,937	38,753
Employment-related claim, net of recoveries	—	—	3,100	—

Total selling, general and administrative expenses	12,615	12,930	42,037	38,753

Income (loss) from operations	(49)	3,357	(2,345)	10,212
Other income/(expense), net	203	—	200	8

Income (loss) before income taxes	154	3,357	(2,145)	10,220
Income tax expense (benefit)	29	951	(358)	3,046

Net income (loss)	$125	$2,406	$(1,787)	$7,174

Earnings (loss) per share:
Basic	$0.01	$0.21	$(0.15)	$0.62
Diluted	$0.01	$0.20	$(0.15)	$0.59

Weighted average common shares outstanding:
Basic	11,597	11,616	11,618	11,578

Diluted	11,968	12,084	11,618	12,082

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2023	2022	2023	2022
GAAP Net Income (Loss)	$125	$2,406	$(1,787)	$7,174

Adjustments:
Amortization of acquired intangible assets	693	791	2,079	2,375
Stock-based compensation	824	776	2,501	2,054
Employment-related claim, net of recoveries	—	—	3,100	—
Reserve for cyber-security breach	—	450	—	450
Severance expense	—	120	—	120
Income tax adjustments	(385)	(508)	(1,944)	(1,254)

Non-GAAP Net Income	$1,257	$4,035	$3,949	$10,919

GAAP Diluted Earnings (Loss) Per Share	$0.01	$0.20	$(0.15)	$0.59

Non-GAAP Diluted Earnings Per Share	$0.11	$0.33	$0.33	$0.90

Weighted average common shares outstanding:
GAAP Diluted Shares	11,968	12,084	11,618	12,082

Non-GAAP Diluted Shares	11,968	12,084	11,998	12,082

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2023	2022	2023	2022
Revenues:
Data and analytics services	$8,038	$10,076	$26,206	$31,478
IT staffing services	39,741	53,074	128,840	153,544

Total revenues	$47,779	$63,150	$155,046	$185,022

Gross Margin %:
Data and analytics services	45.8%	39.6%	43.1%	42.8%
IT staffing services	22.4%	23.2%	22.0%	23.1%

Total gross margin %	26.3%	25.8%	25.6%	26.5%

Segment Operating Income (Loss):
Data and analytics services	$(832)	$826	$(2,393)	$2,615
IT staffing services	1,476	3,892	5,227	10,542

Subtotal	644	4,718	2,834	13,157

Amortization of acquired intangible assets	(693)	(791)	(2,079)	(2,375)
Employment-related claim, net of recoveries	—	—	(3,100)	—
Reserve for cyber-security breach	—	(450)	—	(450)
Severance expense	—	(120)	—	(120)
Interest expense and other, net	203	—	200	8

Income (loss) before income taxes	$154	$3,357	$(2,145)	$10,220